                                                                    EXHIBIT 12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Mellon Bank Corporation (and its subsidiaries)
----------------------------------------------------------------------------------------------------------------------------------
                                                                       Three months ended                     Nine months ended
                                                                         September 30,                           September 30,
(dollar amounts in millions)                                         1998             1997                  1998              1997
----------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                           $338             $306                $1,001            $  903
Fixed charges: interest expense (excluding
  interest on deposits), one-third of rental
  expense net of income from subleases,
  trust-preferred securities expense and
  amortization of debt issuance costs                                 146              126                   424               365
----------------------------------------------------------------------------------------------------------------------------------
       Total earnings (as defined), excluding
         interest on deposits                                         484              432                 1,425             1,268
Interest on deposits                                                  248              220                   717               654
----------------------------------------------------------------------------------------------------------------------------------
       Total earnings (as defined)                                   $732             $652                $2,142            $1,922
----------------------------------------------------------------------------------------------------------------------------------
Preferred stock dividend requirements (a)                            $  -             $  6                $   13            $   26
----------------------------------------------------------------------------------------------------------------------------------
Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                                     3.29             3.44                  3.35              3.47
  Including interest on deposits                                     1.85             1.89                  1.88              1.89
Ratio of earnings (as defined) to combined
  fixed charges and preferred stock dividends:
  Excluding interest on deposits                                     3.29             3.27                  3.25              3.24
  Including interest on deposits                                     1.85             1.85                  1.85              1.84
----------------------------------------------------------------------------------------------------------------------------------

(a) Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.

                                       61